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EXHIBIT 99

FOR RELEASE: August 28, 2003, 6:00 AM

ULTIMATE ELECTRONICS REPORTS
SECOND QUARTER RESULTS

DENVER, COLORADO, August 28, 2003—Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the second quarter and six months ended July 31, 2003.

For the second quarter ended July 31, 2003, the company reported a net loss of $1,820,000 or $.12 per share on a diluted basis, compared to a net loss of $929,000, or $.07 per share on a diluted basis for the same quarter of the prior year. Sales for the second quarter were $154,219,000, a 9% increase from sales of $142,022,000 for the same period of the prior year. Comparable store sales were down 10% for the quarter. Gross profit margin for the second quarter was 33.9% compared to 33.8% for the same quarter of the prior year. Selling, general and administrative expenses for the second quarter increased 90 basis points as a percentage of sales to 35.8% from 34.9% for the same quarter of the prior year. Fixed general and administrative expenses such as occupancy, depreciation and salaries increased as a percentage of sales by approximately 220 basis points compared to the second quarter of the prior year, due to lower than anticipated sales for the quarter and increased costs associated with the 12 new stores opened in the latter half of last year. As a percentage of sales, insurance costs increased 16 basis points and training costs associated with the expected implementation of our new management information system increased 13 basis points. These increases for the quarter were partially offset by decreases as a percentage of sales in preopening expense (120 basis points), due to fewer new stores being opened this year, and net advertising expense (40 basis points).

For the six months ended July 31, 2003, the company reported a net loss of $3,244,000 or $.22 per share on a diluted basis, compared to a net loss of $1,270,000 or $.10 per share on a diluted basis for the same period of the prior year. The net loss for the six months ended July 31, 2002 includes a charge of $1,587,000 or $.12 per share for the cumulative effect of EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Sales for the six months ended July 31, 2003 were $309,904,000, a 9% increase from sales of $284,195,000 for the same period of the previous year. Comparable store sales were down 9% for the six months ended July 31, 2003. Gross profit margin for the six months ended July 31, 2003 was 33.3%, the same percentage for the same period in the prior year. Selling, general and administrative expenses for the six months increased 190 basis points as a percentage of sales to 35.0% from 33.1% for the same period of the prior year. Fixed general and administrative expenses such as occupancy, depreciation and salaries increased as a percentage of sales by approximately 210 basis points compared to the first half of the prior year, due to lower than anticipated sales for the six months and increased costs associated with the 12 new stores opened in the latter half of last year. For the six months ended July 31, 2003, insurance costs increased approximately 40 basis points as a percentage of sales, primarily due to rising costs of healthcare, and professional and legal fees increased approximately 20 basis points as a percentage of sales. The above increases in expenses as a percentage of sales for the six months were partially offset by decreases in preopening expense (60 basis points) and lower net advertising expense (30 basis points).

Second quarter and year-to-date sales by category were as follows:

	Second Quarter Ended		Six Months Ended
Category
	7/31/2003	7/31/2002	7/31/2003	7/31/2002
Television/DBS	42%	37%	42%	37%
Audio	18%	18%	18%	19%
Video/DVD	13%	16%	14%	16%
Mobile	11%	12%	10%	11%
Home Office	3%	4%	3%	4%
Other	13%	13%	13%	13%

Ed McEntire, Chief Executive Officer, stated, "The first six months have been challenging for our company, and we continue to concentrate our efforts on increasing sales and gross profit margin while reducing expenses. For the first 26 days of our third quarter, comparable store sales have shown improvement from the second quarter's 10% decline and are currently down 5%. Our initiatives to increase gross profit margin have resulted in a slight improvement in the second quarter, and our internal plans call for continued improvement in gross profit margin in the second half of the year. In addition, we remain on schedule to open seven new stores during the next three months and re-grand open our remaining Audio King stores as Ultimate Electronics coinciding with the opening of our seventh store in the Minneapolis/St. Paul, Minnesota market."

Dave Workman, President and Chief Operating Officer, stated, "Overall traffic continued to show declines during the second quarter when compared to the same period of the prior year. While we have experienced growth in digital projection and flat panel televisions and have gained market share in the television and other core categories, the overall industry performance remains a challenge. During the third quarter, we plan to substantially complete our exit from the computer category and reset our stores with expanded selections of categories we believe will increase store traffic, including Playstation™, portable electronics and cordless telephones. In addition, the company plans to test a number of concepts related to the sales of DVD software to increase store traffic, customer retention and incremental revenue opportunities."

Alan Kessock, Senior Vice President of Finance and Chief Financial Officer, stated, "Our inventory finished the second quarter of fiscal 2003 down 7% compared to the second fiscal quarter of last year, due to a reduction in our computer inventory and efforts to increase our inventory turns. We also reduced our borrowings under our revolving line of credit from $29 million at the end of the first quarter to under $2 million at the end of the second quarter."

Mr. Kessock, continued, "Based upon the current trends in our business, we are now expecting comparable store sales for the third quarter to be down in the mid-single digits with total sales up slightly. For the fourth quarter, we are now expecting comparable store sales to be down in the low single digits with total sales up approximately 10%, due to the planned opening of six new stores in the third quarter and one store early in the fourth quarter. Based upon these sales expectations, we expect the loss for the third quarter to be between $.07 and $.11 per share, the earnings for the fourth quarter to be between $.51 and $.56 per share and the profit for the full fiscal year to be between $.18 and $.26 per share. Non-recurring costs associated with our exit from the computer category and the implementation of our new management information system of $.06 to $.08 per share are included in these estimates."

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 13 states. The company operates 58 stores, including 40 stores in Arizona, Idaho, Illinois, Iowa, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics®, 11 stores in Colorado under the trade name SoundTrack® and seven stores in Minnesota under the trade name Audio King®. In addition, the company operates Fast Trak, Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2002 "Top 10 Audio/Video Retailer of the Year."

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding: the success of efforts to increase gross profit margin; plans to increase sales and reduce expenses; plans regarding the timing and location of new store openings and the re-grand opening of stores under the name Ultimate Electronics; plans to increase store traffic, customer retention and incremental revenue opportunities by offering DVD software and expanded selections of certain merchandise; expected comparable store sales and total sales for the third and fourth quarters of fiscal 2004; estimated earnings or loss per share for the third and fourth quarters of fiscal 2004 and for the full year; the timing and estimated cost per share of exiting from the computer category and implementing our new management information system. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; shifts in merchandise mix; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; loss of goodwill associated with the name change of our Audio King stores to Ultimate Electronics; risks associated with the operation of our new management information system; risks associated with entering new markets; strikes and work stoppages; and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

Ultimate Electronics quarterly earnings conference call (August 28, 2003 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet. Please visit the Company's Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page. Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at http://www.ultimateelectronics.com or accessed via PR Newswire's Web site at http://www.prnewswire.com.

Contact: Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000 or e-mail alan.kessock@ulte.com

SELECTED FINANCIAL INFORMATION
(amounts in thousands except share and per share data)

	Quarter ended July 31, 2003	% of Sales	Quarter ended July 31, 2002	% of Sales
	(unaudited)		(unaudited)
Sales	$154,219	$142,022
Cost of goods sold	101,983	66.1%	93,948	66.2%

Gross profit	52,236	33.9%	48,074	33.8%
Selling, general & administrative expenses	55,128	35.8%	49,609	34.9%

Loss from operations	(2,892)	(1.9)%	(1,535)	(1.1)%
Interest expense (income), net	44	—	(39)	—

Loss before taxes	(2,936)	(1.9)%	(1,496)	(1.1)%
Income tax benefit	(1,116)	(0.7)%	(567)	(0.4)%

Net loss	$(1,820)	(1.2)%	$(929)	(0.7)%

Loss per share—basic	$(0.12)		$(0.07)
Loss per share—diluted	$(0.12)		$(0.07)
Shares outstanding—basic	14,634,482		14,284,910
Shares outstanding—diluted	14,634,482		14,284,910
	Six months ended July 31, 2003	% of Sales	Six months ended July 31, 2002	% of Sales
	(unaudited)		(unaudited)
Sales	$309,904	$284,195
Cost of goods sold	206,759	66.7%	189,447	66.7%

Gross profit	103,145	33.3%	94,748	33.3%
Selling, general & administrative expenses	108,288	35.0%	94,081	33.1%

Income (loss) from operations	(5,143)	(1.7)%	667	0.2%
Interest expense, net	89	—	154	—

Income (loss) before taxes and cumulative effect of change in accounting principle	(5,232)	(1.7)%	513	0.2%
Income tax expense (benefit)	(1,988)	(0.6)%	196	0.1%

Income (loss) before cumulative effect of change in accounting principle	(3,244)	(1.1)%	317	0.1%
Cumulative effect of change in accounting principle	—	—	(1,587)	(0.5)%

Net loss	$(3,244)	(1.1)%	$(1,270)	(0.4)%

Earnings (loss) per share before cumulative effect of change in accounting principle—basic	$(0.22)		$0.02
Earnings (loss) per share before cumulative effect of change in accounting principle—diluted	$(0.22)		$0.02
Loss per share—basic	$(0.22)		$(0.10)
Loss per share—diluted	$(0.22)		$(0.10)
Shares outstanding—basic	14,608,050		12,791,808
Shares outstanding—diluted	14,608,050		13,099,476

SUMMARY BALANCE SHEETS
(amounts in thousands)

	July 31, 2003	January 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2,474	$2,659
Accounts receivable, net	35,892	36,184
Merchandise inventories, net	98,053	106,754
Prepaids and other assets	3,458	4,808

Total current assets	139,877	150,405
Property and equipment, net	148,753	141,387
Property under capital leases, net	999	1,066
Other assets	1,749	1,741

Total assets	$291,378	$294,599

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$48,419	$36,525
Accrued liabilities	25,634	31,047
Deferred revenue	661	918
Other current liabilities	133	126

Total current liabilities	74,847	68,616
Revolving line of credit	1,757	8,320
Deferred revenue, less current portion	94	372
Other long term liabilities	3,574	3,624
Stockholders' equity	211,106	213,667

Total liabilities and stockholders' equity	$291,378	$294,599

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ULTIMATE ELECTRONICS REPORTS SECOND QUARTER RESULTS
SELECTED FINANCIAL INFORMATION (amounts in thousands except share and per share data)
SUMMARY BALANCE SHEETS (amounts in thousands)